As filed with the Securities and Exchange Commission on November 10, 2016
Registration No. 333-185640

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Post-Effective Amendment No. 17
to
FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
_____________________
NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its governing instruments)
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________
Daniel R. Gilbert
Chairman, Chief Executive Officer and President
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
With Copies to:
Jenny B. Neslin
General Counsel and Secretary
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________
With Copies to:
Judith D. Fryer, Esq.
Joseph A. Herz, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
_____________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SHARES

In accordance with the undertaking of NorthStar Real Estate Income II, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-185640) initially declared effective on May 6, 2013 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 17 to the Registration Statement to deregister $265,901,408 of unsold primary offering shares of its common stock. Pursuant to this Registration Statement, the Company registered $1.5 billion in shares of common stock for its primary offering and $150.0 million in shares of common stock for its dividend reinvestment plan (“DRP”) offering, though the Company reserved the right to reallocate shares between the primary offering and the DRP offering. The Company has ceased offering shares of common stock in its primary offering. Immediately prior to the closing of the primary offering, the Company reallocated $150.0 million in unsold shares remaining from the primary offering to the DRP offering. As a result, the Company will offer a maximum of $300.0 million in total shares pursuant to its DRP. As of November 9, 2016, the Company had sold $52.5 million in shares under its DRP, with $247.5 million in shares remaining to be sold.

By filing this Post-Effective Amendment No. 17 to the Registration Statement, the Company hereby terminates the primary offering of shares on this Registration Statement. The Company continues to offer the DRP shares registered on this Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 17 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2016.

NorthStar Real Estate Income II, Inc.

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 17 to the registration statement has been signed by the following persons in the capacities indicated on November 10, 2016.

Signature	Title

/s/ Daniel R. Gilbert	Chairman of the Board, Chief Executive Officer and President
Daniel R. Gilbert	(Principal Executive Officer)

/s/ Frank V. Saracino	Chief Financial Officer and Treasurer
Frank V. Saracino	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Jonathan T. Albro

*	Director
Charles W. Schoenherr

*	Director
Chris S. Westfahl

*	Director
Winston W. Wilson

/s/ Daniel R. Gilbert
Daniel R. Gilbert, * as attorney-in-fact